As filed with the Securities and Exchange Commission on July 28, 2017
Registration No. 333-218848

UNITED STATES
SECURITIES AND EXCHANGE COMMISSION

WASHINGTON, DC 20549

AMENDMENT NO. 1
TO
FORM S-3
REGISTRATION STATEMENT
UNDER
THE SECURITIES ACT OF 1933

THERMON GROUP HOLDINGS, INC.
(Exact name of registrant as specified in its charter)

Delaware (State or other jurisdiction of incorporation or organization)	27-2228185 (IRS Employer Identification Number)

100 Thermon Drive, San Marcos, Texas 78666, (512) 396-5801
(Address, including zip code, and telephone number, including area code, of registrant’s principal executive offices)

Sarah Alexander
General Counsel
Thermon Group Holdings, Inc.
100 Thermon Drive
San Marcos, Texas 78666
(512) 396-5801
(Name, address, including zip code, and telephone number, including area code, of agent for service)

with a copy to:
Michael P. Heinz
Sidley Austin LLP
One South Dearborn Street
Chicago, Illinois 60603
(312) 853-7000

Approximate date of commencement of proposed sale of the securities to the public:
From time to time after the effective date of this registration statement.
If the only securities being registered on this Form are being offered pursuant to dividend or interest reinvestment plans, please check the following box. ☐
If any of the securities being registered on this Form are to be offered on a delayed or continuous basis pursuant to Rule 415 under the Securities Act of 1933, other than securities offered only in connection with dividend or interest reinvestment plans, check the following box: ☒
If this Form is filed to register additional securities for an offering pursuant to Rule 462(b) under the Securities Act, please check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering: ☐
If this Form is a post-effective amendment filed pursuant to Rule 462(c) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering: ☐
If this Form is a registration statement pursuant to General Instruction I.D. or a post-effective amendment thereto that shall become effective upon filing with the Commission pursuant to Rule 462(e) under the Securities Act, check the following box. ☐
If this Form is a post-effective amendment to a registration statement filed pursuant to General Instruction I.D. filed to register additional securities or additional classes of securities pursuant to Rule 413(b) under the Securities Act, check the following box. ☐
Indicate by check mark whether the registrant is a large accelerated filer, an accelerated filer, a non-accelerated filer, a smaller reporting company, or an emerging growth company. See the definitions of “large accelerated filer,” “accelerated filer,” “smaller reporting company” and “emerging growth company” in Rule 12b-2 of the Exchange Act.

Large accelerated filer ☒	Accelerated filer ☐	Non-accelerated filer ☐ (Do not check if a smaller reporting company)	Smaller reporting company ☐
Emerging growth company ☐

If an emerging growth company, indicate by check mark if the registrant has elected not to use the extended transition period for complying with any new or revised financial accounting standards provided pursuant to Section 7(a)(2)(B) of the Securities Act.    ☐

CALCULATION OF REGISTRATION FEE

Title of Each Class of Securities to be Registered	Amount to be Registered(1)	Proposed Maximum Offering Price Per Unit(1)	Proposed Maximum Aggregate Offering Price(1)	Amount of Registration Fee
Common stock, par value $0.001 per share	—	—	—	—
Preferred stock, par value $0.001 per share	—	—	—	—
Debt securities	—	—	—	—
Warrants(2)	—	—	—	—
Stock purchase contracts(3)	—	—	—	—
Stock purchase units(4)	—	—	—	—
Total			$250,000,000.00	$28,975(5)

(1)
This registration statement covers such indeterminate number or amount of shares of common stock, preferred stock, debt securities, warrants, stock purchase contracts and stock purchase units as may be issued and sold, from time to time by the registrant at indeterminate prices, but with an aggregate initial offering price not to exceed $250,000,000. Pursuant to Rule 416 under the Securities Act of 1933 (the "Securities Act"), the shares being registered hereunder include such indeterminate number of shares of common stock and shares of preferred stock as may be issuable with respect to the shares being registered hereunder as a result of stock splits, stock dividends or similar transactions. This registration statement also covers an indeterminate amount of securities as may be issued in exchange for, or upon conversion or exercise of, as the case may be, the securities registered hereunder.

The securities registered hereunder may be sold separately or as units with other securities registered hereunder. The amount to be registered, the proposed maximum offering price per unit and the proposed maximum aggregate offering price are not specified as to each class of securities to be registered hereunder pursuant to General Instruction II.D. of Form S-3. The securities registered hereunder also include securities that may be purchased by underwriters to cover over-allotments, if any.

(2)
Warrants may be sold separately or together with any of the securities registered hereby and may be exercisable for debt securities, preferred stock or common stock registered hereby. Pursuant to Rule 457(g), no separate registration fee is required with respect to the warrants.

(3)	Stock purchase contracts may be issued separately or as stock purchase units.

(4)
Stock purchase units may consist of a stock purchase contract and debt securities registered under this registration statement or debt obligations of third parties, including U.S. treasury securities, securing the holders’ obligations to purchase the common stock or preferred stock under the stock purchase contracts.

(5)	Calculated pursuant to Rule 457(o) under the Securities Act of 1933. The registrant previously paid $325 of this amount in connection with the prior filing of this registration statement.
The registrant hereby amends this registration statement on such date or dates as may be necessary to delay its effective date until the registrant shall file a further amendment which specifically states that this registration statement shall thereafter become effective in accordance with Section 8(a) of the Securities Act of 1933 or until the registration statement shall become effective on such date as the Securities and Exchange Commission, acting pursuant to said Section 8(a), may determine.

EXPLANATORY NOTE
Thermon Group Holdings, Inc. is hereby filing this Pre-Effective Amendment No. 1 to the Registration Statement on Form S-3 (Registration No. 333-218848), originally filed on June 20, 2017 (the “Registration Statement”), to update the registration fee table and file the opinion of Sidley Austin LLP as Exhibit 5.1 to the Registration Statement and the consents of KPMG LLP and Sidley Austin LLP as Exhibits 23.1 and 23.2, respectively, to the Registration Statement. No change is made to Part I or Items 14, 15 and 17 of Part II of the Registration Statement and those items have therefore been omitted. Accordingly, this Pre-Effective Amendment No. 1 consists only of the facing page, this explanatory note, Item 16 of Part II, the signature page to the Registration Statement, the Exhibit Index and the exhibits filed herewith as Exhibits 5.1, 23.1 and 23.2 to the Registration Statement.

PART II
INFORMATION NOT REQUIRED IN PROSPECTUS
Item 16. Exhibits.
Reference is hereby made to the attached Exhibit Index (which follows the signature page to this registration statement), which is incorporated herein by reference.
Certain of the agreements included as exhibits to this registration statement contain representations and warranties by each of the parties to the applicable agreement. These representations and warranties have been made solely for the benefit of the other parties to the applicable agreement and:

•	should not in all instances be treated as categorical statements of fact, but rather as a way of allocating the risk to one of the parties if those statements prove to be inaccurate;

•
have been qualified by disclosures that were made to the other party in connection with the negotiation of the applicable agreement, which disclosures are not necessarily reflected in the agreement; and

•	may apply standards of materiality in a way that is different from what may be viewed as material to you or other investors.

II-1

SIGNATURES
Pursuant to the requirements of the Securities Act of 1933, the registrant certifies that it has reasonable grounds to believe that it meets all of the requirements for filing on Form S-3 and has duly caused this registration statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of San Marcos, State of Texas, on July 28, 2017.

THERMON GROUP HOLDINGS, INC.

By:	/s/ BRUCE THAMES
	Name:	Bruce Thames
	Title:	President and Chief Executive Officer

Pursuant to the requirements of the Securities Act of 1933, this registration statement has been signed by the following persons in the capacities and on the dates indicated.

Signature	Title	Date
/s/ BRUCE THAMES	President and Chief Executive Officer and Director (Principal Executive Officer)	July 28, 2017
Bruce Thames
*	Chief Financial Officer, Senior Vice President, Finance, Assistant Treasurer and Assistant Secretary (Principal Financial and Accounting Officer)	July 28, 2017
Jay Peterson
*	Chairman of the Board of Directors	July 28, 2017
Charles A. Sorrentino
*	Director	July 28, 2017
Marcus J. George
*	Director	July 28, 2017
Richard E. Goodrich
*	Director	July 28, 2017
Kevin J. McGinty
*	Director	July 28, 2017
John T. Nesser, III
*	Director	July 28, 2017
Michael W. Press
*	Director	July 28, 2017
Stephen A. Snider

*By    ____/s/ BRUCE THAMES___
        Bruce Thames
     Attorney-in-Fact

II-2

EXHIBIT INDEX

Exhibit Numbers		Description
1.1	*	Form of Underwriting Agreement

3.1
Second Amended and Restated Certificate of Incorporation of Thermon Group Holdings, Inc., effective as of May 10, 2011 (incorporated by reference to Exhibit 3.1 to the registrant’s Current Report on Form 8‑K filed on May 13, 2011)

3.2
Second Amended and Restated Bylaws of Thermon Group Holdings, Inc., effective as of June 15, 2017 (incorporated by reference to Exhibit 3.1 to the registrant’s Current Report on Form 8‑K filed on June 16, 2017)

4.1		Specimen Common Stock Certificate (incorporated by reference to Exhibit 4.1 to Amendment No. 2 to Registration Statement on Form S‑1 (File No. 333-172007) of the registrant filed on April 1, 2011)

4.2	*	Form of Certificate of Designation, including specimen certificate (relating to the preferred stock registered hereby)

4.3	**	Form of Indenture (relating to the debt securities registered hereby)

4.4	*	Form of Warrant Agreement (including form of warrant certificate)

4.5	*	Form of Stock Purchase Contract Agreement (including form of stock purchase contracts, if any)

4.6	*	Form of Stock Purchase Unit Agreement (including form of stock purchase unit, if any)

5.1	┼	Opinion of Sidley Austin LLP

12.1	**	Statement Regarding Computation of Ratios of Earnings to Fixed Charges

23.1	┼	Consent of KPMG LLP

23.2	┼	Consent of Sidley Austin LLP (contained in its opinion filed as Exhibit 5.1)

24.1	**	Power of Attorney (included on signature page to the initial filing of this Registration Statement on Form S-3 filed on June 20, 2017)

25.1	***	Statement of Eligibility of Trustee on Form T-1

*	To the extent applicable, to be filed by amendment or as an exhibit to a document filed under the Securities Exchange Act of 1934, as amended, and incorporated by reference herein.

**	Previously filed.

***	To be incorporated herein by reference to a subsequent filing in accordance with Section 305(b)(2) of the Trust Indenture Act of 1939, as amended.

┼	Filed herewith.